Exhibit 5.1

Wiggin and Dana llp	203.363.7600
400 Atlantic Street	203.363.7676 fax
P.O. Box 110325
Stamford, Connecticut
06911-0325
www.wiggin.com
October 7, 2010
UIL Holdings Corporation
157 Church Street
New Haven, CT 06506
Re:	UIL Holdings Corporation Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to UIL Holdings Corporation, a Connecticut corporation (the “Company”), in connection with the issuance of $450 million aggregate principal amount of 4.625% Notes due 2020 (the “Notes”), pursuant to a Senior Indenture dated as of October 7, 2010, as supplemented by the First Supplemental Indenture thereto dated October 7, 2010 (collectively, the “Indenture”), in each case between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The Notes will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-157854), as filed with the Securities and Exchange Commission on March 11, 2009 (at the time it became effective, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated March 11, 2009 and prospectus supplement dated October 4, 2010 (collectively, the “Prospectus”).
We have examined the Registration Statement, the Prospectus, the Indenture, the Notes and documents and records of the Company and other documents, matters of fact and questions of law that we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed. We have also assumed that each party (other than the Company) to the Indenture and the Notes has duly executed and delivered such documents and such documents constitute the legal, valid and binding obligations of each such party thereto.

New Haven	Stamford New York
Hartford	Philadelphia

UIL Holdings Corporation
October 7, 2010

Based upon the foregoing, we are of the opinion that the Notes, when executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms. Our foregoing opinion is qualified to the extent the same may be limited or affected by: (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing; (iii) the refusal of a particular court to grant equitable remedies (including, without limitation, specific performance and injunctive relief) or a particular remedy sought under a document as opposed to another remedy provided for therein or another remedy available at law or in equity; (iv) public policy considerations under applicable law; and (v) the qualification that certain remedial provisions may be unenforceable in whole or in part under certain laws and judicial decisions, but the inclusion of such provisions does not make the remedies afforded by such documents inadequate for the practical realization of the rights and benefits purported to be provided thereby.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of even date herewith, incorporated by reference into the Registration Statement, and to the reference to this firm under the headings “Legal matters” and “Validity of securities” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

Very truly yours,
/s/ Wiggin and Dana LLP